Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Management and Board of Directors

NRG Energy, Inc.:

We consent to the use of our report dated May 2, 2013, with respect to the balance sheet of NRG Yield, Inc. as of December 31, 2012, and to the reference to our firm under the heading “Experts”, included in the prospectus incorporated by reference herein.

Philadelphia, Pennsylvania
July 19, 2013